Media Contact:	Investor Contact:
Jen Bernier-Santarini	Bill Slater
MIPS Technologies, Inc.	MIPS Technologies, Inc.
+1 408-530-5178	+1 408-530-5200
jenb@mips.com	ir@mips.com

MIPS Stockholders to Receive $8.01 in Aggregate
Net Proceeds from Recapitalization and Merger

SUNNYVALE, Calif., February 5, 2013 — MIPS Technologies, Inc. (Nasdaq: MIPS), a leading provider of industry-standard processor architectures and cores for home entertainment, networking, mobile and embedded applications, today announced that each holder of MIPS common stock will receive $6.21 in cash and 0.226276 shares of MIPS’ common stock in the previously announced proposed recapitalization.

As a result, the aggregate net proceeds to each holder of MIPS common stock, following the consummation of the previously announced proposed patent sale transaction with Bridge Crossing, LLC, the proposed recapitalization and the proposed acquisition by Imagination Technologies Group plc (LSE: IMG) (in which each share of MIPS’ common stock, after giving effect to the patent sale and recapitalization, will receive merger consideration equal to $1.80 per share) has increased to $8.01 (U.S.) per share in cash.

The transactions remain subject to MIPS stockholder approval and other customary closing conditions.  The MIPS annual meeting of stockholders to approve the transactions has been scheduled for February 6, 2013.

J.P. Morgan is acting as exclusive financial advisor to MIPS, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (Nasdaq: MIPS) is a leading provider of industry-standard processor architectures and cores for home entertainment, networking, mobile and embedded applications. The MIPS architecture powers some of the world’s most popular products including over 700 million units in our most recent fiscal year. Our technology is broadly used in products such as digital televisions, set-top boxes, Blu-ray players, broadband customer premises equipment (CPE), WiFi access points and routers, networking infrastructure and portable/mobile communications and entertainment products. Founded in 1998, MIPS is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

Additional Information and Where You Can Find It
This communication may be deemed to be solicitation material in respect of the proposed patent sale transaction between MIPS and Bridge Crossing, and the proposed merger transaction between MIPS and Imagination Technologies. In connection with the proposed transactions, MIPS has filed a definitive proxy statement and other relevant materials with the SEC. The proxy statement and other relevant materials, and any other documents to be filed by MIPS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from MIPS’ website at www.mips.com or by contacting MIPS Investor Relations at: ir@mips.com. Investors and security holders of MIPS are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transactions because they will contain important information about the transactions and the parties to the transactions.

MIPS and its executive officers, directors, other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from MIPS’ stockholders in favor of the proposed transactions. A list of the names of MIPS’ executive officers and directors and a description of their respective interests in MIPS are set forth in the definitive proxy statement for MIPS’ 2012 Annual Meeting of Stockholders, MIPS’ 2012 Annual Report on Form 10-K and Amendment No. 1 and Amendment No. 2 thereto, in any documents subsequently filed by its directors and executive officers under the Securities Exchange Act of 1934, as amended, and other relevant materials filed with the SEC in connection with the transactions when they become available. Certain executive officers and directors of MIPS have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transactions are described in the definitive proxy statement relating to the transactions.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that may be deemed to be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on MIPS and its Board of Directors’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these statements. These statements include the statements regarding the ability to complete the transactions considering the various closing conditions and the other statements regarding the proposed transaction. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: failure of the MIPS stockholders to approve the proposed transactions with Bridge Crossing and Imagination Technologies; failure of the MIPS stockholders to approve the recapitalization; the challenges and costs of closing the transactions with Bridge Crossing and Imagination Technologies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of MIPS or Imagination Technologies generally, including those set forth in the filings of MIPS with the Securities and Exchange Commission, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of MIPS annual reports on Form 10-K, including any amendments thereto, and quarterly reports on Form 10-Q, MIPS current reports on Form 8-K and other SEC filings. MIPS is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements as a result of developments occurring after the date of this press release.

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MIPS and MIPS-Based are trademarks or registered trademark of MIPS Technologies, Inc. in the United States and other countries. All other trademarks referred to herein are the property of their respective owners.